UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _______)

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☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PACIFIC COAST NATIONAL BANCORP
(Name of Registrant as Specified in Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PACIFIC COAST NATIONAL BANCORP
905 Calle Amanecer, Suite 100
San Clemente, California 92673
(949) 361-4300

November 21, 2008
Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Pacific Coast National Bancorp. The meeting will be held on December 19, 2008 at 5:00 p.m., local time, at the main office of Pacific Coast National Bank, located at 905 Calle Amanecer, San Clemente, CA 92673.

The enclosed notice of special meeting and proxy statement describe the formal business to be transacted at the special meeting, which will include a proposal to approve an amendment to our articles of incorporation to authorize our board of directors to issue shares of preferred stock.  We are asking for your approval of this amendment in order to enable us to take advantage of what we believe is a very attractive capital raising opportunity proposed by the U.S. government.  On October 14, 2008, the U.S. Department of Treasury announced the establishment of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), pursuant to which Treasury plans to invest up to $250 billion in U.S. financial institutions by purchasing preferred stock from these institutions.  Shareholder approval of the proposed amendment to our articles of incorporation is a prerequisite to our participation in the TARP Capital Purchase Program, assuming our application to participate in the program is approved by Treasury.  The proposed amendment would also provide our board of directors with the flexibility to issue additional shares of preferred stock in other capital raising transactions, though no specific issuances of preferred stock outside of the TARP Capital Purchase Program are presently contemplated.

While we continued to be “well capitalized” as of September 30, 2008 under regulatory capital guidelines, we, like other financial institutions, continue to experience extremely challenging economic and financial market conditions.  Our board of directors believes that we should take all necessary steps to achieve higher capital levels, to ensure that we remain strong for the duration of the current industry crisis and as we continue to grow.

Our board of directors unanimously recommends that you vote FOR the proposed amendment to our articles of incorporation.  The vote required to approve the proposed amendment is the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  Your vote is very important - a failure to vote will have the same effect as a vote against the proposed amendment.

Whether or not you expect to attend the special meeting in person, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy over the Internet or by telephone. For further details, see “About the Special Meeting - How do I vote?” in the enclosed proxy statement.

We appreciate your continued support and your prompt attention to this important matter.

Sincerely,

Michael S. Hahn
President and Chief Executive Officer

PACIFIC COAST NATIONAL BANCORP
905 Calle Amanecer, Suite 100
San Clemente, California 92673
(949) 361-4300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on December 19, 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Pacific Coast National Bancorp will be held at 5:00 p.m., local time, on December 19, 2008, at the main office of Pacific Coast National Bank, located at 905 Calle Amanecer, San Clemente, CA, 92673, to consider and act upon the following matters:

1.
A proposal to approve an amendment to Pacific Coast National Bancorp’s articles of incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, to be issued from time to time in one or more series, with such rights, preferences, privileges and restrictions as shall be designated by the Board of Directors of Pacific Coast National Bancorp;

2.
A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposed amendment to the articles of incorporation; and

3.
The transaction of such other business as may properly come before the special meeting or at any adjournment or postponement thereof. Except with respect to the procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.

Only shareholders of record as of the close of business on November 14, 2008 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of shareholders will be available for inspection for a period of 10 days prior to the special meeting at the main office of Pacific Coast National Bancorp at 905 Calle Amanecer, Suite 100, San Clemente, California 92673 and will also be available for inspection at the meeting itself.

You are cordially invited to attend the special meeting in person. However, whether or not you expect to attend the special meeting in person, we urge you to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States) or submit your proxy over the internet or by telephone. This will ensure the presence of a quorum at the special meeting and that your shares are voted in accordance with your wishes. For further details, see “About the Special Meeting - How do I vote?” in the enclosed proxy statement.

By Order of the Board of Directors

Michael S. Hahn President and Chief Executive Officer

San Clemente, California
November 21, 2008

This notice of special meeting and proxy statement and form of proxy are first being distributed to shareholders on or about November 21, 2008.

PACIFIC COAST NATIONAL BANCORP
905 Calle Amanecer, Suite 100
San Clemente, California 92673

___________________________

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 19, 2008

_______________________________

This proxy statement contains information relating to a special meeting of shareholders of Pacific Coast National Bancorp (sometimes referred to as the “Company,” “we,” “us,” or “our”) to be held on December 19, 2008 beginning at 5:00 p.m., local time, at the main office of our subsidiary, Pacific Coast National Bank (sometimes referred to as the "Bank"), located at 905 Calle Amanecer, San Clemente, CA, 92673, and at any adjournments or postponements thereof.  Certain of the information in this proxy statement relates to the Bank.

ABOUT THE SPECIAL MEETING

Who is soliciting my proxy?

Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the special meeting.

What is the purpose of the special meeting?

At the special meeting, shareholders will act upon the matters outlined in the accompanying notice of special meeting, including:

•	Proposal One: A proposal to approve an amendment to our articles of incorporation to authorize us to issue up to 1,000,000 shares of preferred stock (the “Articles Amendment Proposal”); and

•
Proposal Two: A proposal to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the Articles Amendment Proposal (the “Adjournment Proposal”).

Except with respect to the procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.

Why is the Company seeking to amend its articles of incorporation to authorize the issuance of preferred stock?

While we remained “well-capitalized” as of September 30, 2008 under applicable regulatory capital guidelines, the market outlook for continuing weak economic conditions requires that we take all necessary steps to achieve higher capital levels that will position us to remain strong throughout the remainder of the current industry crisis and as we continue to grow. If the proposed amendment to our articles of incorporation is approved, we will have broader options to seek additional capital, including a possible investment by the U.S. Treasury under the recently enacted Emergency Economic Stabilization Act of 2008.  On October 14, 2008, Treasury announced the establishment of the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), pursuant to which Treasury will invest up to $250 billion in preferred stock of U.S. financial institutions, in an amount equal to not less than 1% of the institution’s risk-weighted assets and not greater than the lesser of 3% of the institution’s risk-weighted assets or $25 billion.  Our risk-weighted assets as of September 30, 2008 were approximately $137.3 million, which would allow for an investment from Treasury of between $1.37 million and $4.12 million.  In conjunction with the purchase of an institution’s preferred stock, Treasury will receive warrants to purchase the institution’s common stock with an aggregate market value equal to 15% of the total amount of the preferred investment.  Because our articles of incorporation currently do not authorize us to issue preferred stock, shareholder approval of the Articles Amendment Proposal is necessary for us to be able to participate in the TARP Capital Purchase Program, assuming our application to participate in the program is approved by Treasury.

What will the consequences be if the Articles Amendment Proposal is not approved?

If the Articles Amendment Proposal is not approved by shareholders, we will not be able to participate in the TARP Capital Purchase Program, even if we are approved by Treasury, or have the ability to issue preferred stock in other capital raising transactions.  This may place us at a distinct disadvantage against competitors in the current environment and may limit our ability to raise additional capital to support future growth.

Who is entitled to vote at the special meeting?

Only shareholders of record as of the close of business on the record date, November 14, 2008, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the special meeting or any adjournment or postponement thereof. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the special meeting. The total number of shares of our common stock outstanding on the record date and eligible to cast votes at the special meeting is 2,544,850.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote in person at the special meeting.

How many votes must be present to hold the special meeting?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 1,272,426 shares, will constitute a quorum at the special meeting. For purposes of determining a quorum, proxies received but marked as abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter because it has not received voting instructions from its customer, as the beneficial owner of the securities.  It is expected that brokers will not have discretionary authority to vote on the Articles Amendment Proposal or the Adjournment Proposal if they do not receive voting instructions from their customers.

How do I vote?

You may vote your shares either in person at the special meeting or by proxy whether or not you attend the special meeting. Shares held in your name as the shareholder of record may be voted in person at the special  meeting. Shares held beneficially in street name may be voted in person at the special meeting only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Shareholders whose shares are registered in their own names may vote by submitting a proxy via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. Granting a proxy will not affect your right to vote your shares if you attend the special meeting and want to vote in person; by voting in person you will revoke your proxy. You may also revoke your proxy at any time before the vote at the meeting by providing our Corporate Secretary written notice of your revocation or by submitting a proxy bearing a later date via Internet, telephone or mail. If you submit your proxy but do not mark your voting preferences, the proxy holders will vote your shares FOR approval of the Articles Amendment Proposal and FOR approval of the Adjournment Proposal.

If your shares are registered in the name of a broker or other nominee, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

Can I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the special meeting. If you are the shareholder of record, you may change your vote by granting via the Internet, telephone or mail a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the special meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

With respect to each of the Articles Amendment Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you submit your proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of our board of directors  (“FOR” the Articles Amendment Proposal, “FOR” the Adjournment Proposal and in the discretion of the proxy holders on any other matters that properly come before the special meeting, or any adjournment or postponement thereof).

What vote is required to approve each proposal?

Proposal One: The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Articles Amendment Proposal.  Abstentions and broker non-votes will have the effect of votes “AGAINST” the Articles Amendment Proposal.

Proposal Two: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Adjournment Proposal, if this proposal becomes necessary.  Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

How does the board of directors recommend I vote on the proposals?

Unless you give other instructions on your proxy card, Terry A. Stalk and David L. Adams, the proxy holders, will vote in accordance with the recommendations of our board of directors. Our board of directors recommends a vote FOR the Articles Amendment Proposal and FOR the Adjournment Proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors, or if no recommendation is given, in their own discretion.

Who will bear the costs of soliciting proxies for the special meeting?

We will bear the cost of soliciting proxies for the special meeting. We have retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $9,000, which includes reasonable out-of-pocket expenses.  We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of the Bank, may solicit proxies personally, by telephone or otherwise, but will not receive any additional compensation for their services.

How can I receive future shareholder communications electronically?

If you received your special meeting proxy materials by mail, we encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your shareholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as our next annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, follow the instructions on your proxy card.

Who can help answer my questions?

If you have any questions about the special meeting or how to vote or revoke your proxy, or if you should need additional copies of this proxy statement or voting materials, please contact:

Terry A. Stalk
Executive Vice President and Chief Financial Officer
Pacific Coast National Bancorp
905 Calle Amanecer, Suite 100
San Clemente, California 92673
(949) 361-4300

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This following table sets forth information regarding the beneficial ownership of the common stock of Pacific Coast National Bancorp as of November 14, 2008, for:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, shares of common stock issuable upon exercise of options and warrants beneficially owned that are exercisable within sixty days of November 14, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, and the group as a whole, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address* of Beneficial Owners	Number of Shares Beneficially Owned	Percent of Class(15)
Greater Than 5% Shareholders: None

Directors and Executive Officers:

Thomas J. Applegate, Director	49,876(1)	1.95%

Michael V. Cummings, Director	8,221(2)	*

Fred A. deBoom, Director	25,283(3)	*

Colin M. Forkner, Vice Chairman of the Board	109,542(4)	4.14%

Michael S. Hahn, Director, President and Chief Executive Officer	116,198(5)	4.38%

David Johnson, Director	68,249(6)	2.67%

Dennis C. Lindeman, Chairman of the Board	65,438(7)	2.55%

Denis H. Morgan, Director	74,353(8)	2.91%

James M. Morrison, Director	16,382(9)	*

Charles T. Owen, Director	0	*

John Vuona, Director	33,115(10)	1.30%

David L. Adams, Executive Vice President and Chief Lending Officer	17,799(11)	*

Stanley M. Cruse, Executive Vice President and Chief Credit Officer	5,367(12)	*

Terry A. Stalk, Executive Vice President and Chief Financial Officer	69,919(13)	2.68%

All directors and executive officers as a group (14 persons)	659,742(14)	22.72%
_______________________
*	The address of each of our directors and named executives is c/o Pacific Coast National Bancorp, 905 Calle Amanecer, Suite 100, San Clemente, California 92673.

Notes to beneficial ownership table:

(1)	Includes options to acquire 2,777 shares of common stock and warrants to acquire 4,212 shares of common stock.
(2)	Includes options to acquire 2,221 shares of common stock and warrants to acquire 4,000 shares of common stock.
(3)	Includes options to acquire 1,851 shares of common stock and warrants to acquire 6,106 shares of common stock.
(4)	Includes options to acquire 100,542 shares of common stock.
(5)	Includes options to acquire 95,786 shares of common stock and warrants to acquire 10,000 shares of common stock.
(6)	Includes options to acquire 2,221 shares of common stock and warrants to acquire 12,424 shares of common stock.
(7)	Includes options to acquire 2,406 shares of common stock and warrants to acquire 16,106 shares of common stock.
(8)	Includes options to acquire 2,221 shares of common stock and warrants to acquire 12,106 shares of common stock.
(9)	Includes warrants to acquire 2,106 shares of common stock.
(10)	Includes options to acquire 1,851 shares of common stock and warrants to acquire 8,212 shares of common stock.
(11)	Includes options to acquire 167 shares of common stock and warrants to acquire 2,106 shares of common stock.
(12)	Includes options to acquire 4,167 shares of common stock.
(13)	Includes options to acquire 64,919 shares of common stock.
(14)	Includes options to acquire 281,129 shares of common stock and warrants to acquire 77,378 shares of common stock.
(15)
Calculated based on 2,544,850 shares of common stock outstanding as of November 14, 2008 plus options and warrants exercisable within sixty days of November 14, 2008 for the individual or the group, as applicable.

PROPOSAL ONE: APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO
AUTHORIZE ISSUANCE OF PREFERRED STOCK

General

Under the existing provisions of our articles of incorporation, we have the authority to issue up to 10,000,000 shares of common stock, but do not have the authority to issue preferred stock.  Our board of directors has approved an amendment to our articles of incorporation to authorize up to 1,000,000 shares of preferred stock, par value $0.01 per share, subject to approval of the amendment by shareholders at the special meeting (the “Articles Amendment Proposal”).  If the Articles Amendment Proposal is approved by shareholders, our board of directors will be authorized to provide for the issuance of preferred stock from time to time in one or more series and, in connection with the creation of any such series, to determine the rights, preferences, privileges and restrictions of such series.  The shares of preferred stock would be available for issuance without further action by our shareholders, except as may be required by applicable law.

Reasons for Proposed Amendment

Approval by shareholders of the Articles Amendment Proposal would enable us to participate in the TARP Capital Purchase Program recently established by the U.S. Department of Treasury (“Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008, if our application to participate in that program is approved by Treasury.  Financial institutions approved for participation in the TARP Capital Purchase Program will be able to sell shares of preferred stock on standardized terms to Treasury, as described below under “—Terms of the TARP Capital Purchase Program.”  While we remained “well-capitalized” as of September 30, 2008 under applicable regulatory capital guidelines, our board of directors believes that the market outlook for continuing weak economic conditions requires that we take all necessary steps to achieve higher capital levels that will position us to remain strong throughout the remainder of the current industry crisis and as we continue to grow.  For this reason, we currently intend to participate in the TARP Capital Purchase Program, if our application is approved by Treasury.  Because our articles of incorporation currently do not authorize us to issue preferred stock, however, shareholder approval of the Articles Amendment Proposal is a prerequisite for our participation in the TARP Capital Purchase Program.  The Articles Amendment Proposal would also afford our board of directors the flexibility to set the terms of and issue additional preferred stock in other capital raising transactions without incurring the time and expense of seeking shareholder approval for particular issuances, though no specific issuances of preferred stock outside of the TARP Capital Purchase Program are presently contemplated.

Terms of the TARP Capital Purchase Program

Under the TARP Capital Purchase Program, eligible financial institutions can generally apply to issue shares of preferred stock to Treasury in an amount equal to not less than 1% of the institution’s risk-weighted assets and not more than the lesser of 3% of the institution’s risk-weighted assets or $25 billion.  Our risk weighted assets as of September 30, 2008 were approximately $137.3 million, which would enable us to receive an investment from Treasury of between $1.37 million and $4.12 million.  We have requested the maximum possible amount.  It is expected that if our application is preliminarily approved by Treasury, we will then have 30 days to satisfy all requirements for participation in the TARP Capital Purchase Program, including receipt of shareholder approval of the Articles Amendment Proposal and the execution and delivery of an investment agreement with Treasury and other documents.

As of September 30, 2008, our consolidated ratios of total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets were 10.1%, 8.9% and 8.9%, respectively.  On a pro forma basis as of September 30, 2008, giving effect to an investment from Treasury of the maximum amount available under the TARP Capital Purchase Program of $4.12 million, these ratios would have been 13.0%, 11.75% and 11.88%, respectively.

General Terms of Senior Preferred Stock. If we participate in the TARP Capital Purchase Program, Treasury would purchase from us shares of cumulative perpetual preferred stock, with a liquidation preference of  $1,000 per share (the “Senior Preferred Stock”).  The Senior Preferred Stock would constitute Tier 1 capital and would rank senior to our common stock. Cumulative dividends would be payable on the Senior Preferred Stock quarterly in arrears at a rate of 5% per annum for the first five years and 9% per annum after year five.

As of September 30, 2008, the Bank had an accumulated deficit (negative shareholder’s equity) of $11.1 million.  The Bank is prohibited from paying dividends up to the Company without regulatory approval until this accumulated deficit is eliminated.  If we were to participate in the TARP Capital Purchase Program, in an effort to ensure that we have sufficient funds at the holding company level to pay dividends on the Senior Preferred Stock, we expect that we would initially retain at the holding company an amount of the gross proceeds equal to the aggregate dividends payable on the Senior Preferred Stock for the first three years after the issuance of the Senior Preferred Stock (approximately $618 thousand, assuming we receive the maximum investment from Treasury of $4.12 million).  The remainder of the gross proceeds (approximately $3.50 million) would be downstreamed by us to the Bank.  As of September 30, 2008, the Bank's ratios of total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets were 10.1%, 8.9% and 8.9%, respectively.  On a pro forma basis as of September 30, 2008, giving effect to a downstreaming of approximately $3.50 million by us to the Bank, these ratios would have been 12.60%, 11.35% and 11.43%, respectively.

The shares of Senior Preferred Stock would be non-voting shares, but would have class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Stock; (ii) any amendment to the rights of the holders of the Senior Preferred Stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the holders of the Senior Preferred Stock. In the event the cumulative dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock would have the right to elect two directors of the Company. The right to elect directors would end when dividends have been paid in full for four consecutive dividend periods.

The shares of Senior Preferred Stock would be redeemable by us after three years at their issue price, plus any accrued and unpaid dividends. Prior to the end of three years after Treasury’s investment, the Senior Preferred Stock could only be redeemed by us using the proceeds of an offering by us of other Tier 1 qualifying perpetual preferred stock or common stock (a “Qualified Equity Offering”) which yields aggregate gross proceeds to us of at least 25% of the issue price of the Senior Preferred Stock. Any such redemption must be approved by the Company’s primary federal bank regulator, the Board of Governors of the Federal Reserve System.  Treasury would be permitted to transfer the shares of Senior Preferred Stock to a third party at any time.  We would be required to file a shelf registration statement with the Securities and Exchange Commission to permit the transferability of the shares of Preferred Stock, as well as the Warrants (defined below) and the shares of common stock underlying the Warrants, as soon as practicable after the date of Treasury’s investment in the Senior Preferred Stock.

Warrants.  If we participate in the TARP Capital Purchase Program, we must also issue warrants (the “Warrants”) to Treasury to purchase a number of shares of our common stock having a market value equal to 15% of the aggregate liquidation amount of the shares of Senior Preferred Stock purchased by Treasury.  The exercise price of the Warrants, and the market value for determining the number of shares common stock subject to the

Warrants, would be determined by reference to the market value of our common stock on the date of Treasury’s investment in the Senior Preferred Stock (calculated on a 20-day trailing average closing price).  The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible to common stock.  Assuming a market value per share of our common stock for these purposes (based on the 20-day trailing average closing price on November 14, 2008) of $___, the number of shares of our common stock that would be purchasable under the Warrants issued to Treasury would range from _______ (assuming the minimum Senior Preferred Stock investment by Treasury of $1.37 million) to _______ (assuming the maximum Senior Preferred Stock investment by Treasury of $4.12 million).  Based on the 2,544,850 shares of our common stock outstanding as of November 14, 2008 (which excludes an aggregate of 286,650 shares underlying warrants issued in connection with previous capital raising transactions, 399,474 shares underlying outstanding stock options granted to directors and employees and 79,326 shares reserved for issuance pursuant to stock options that may be granted in the future under our existing stock option plan), the potential dilution to holders of our common stock resulting from the Warrants issued to Treasury would range from __% to ___%.

The Warrants would have a term of ten years.  The Warrants would be immediately exercisable and would not be subject to restrictions on transfer; however, Treasury would only be permitted to exercise or transfer one-half of the Warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Stock from one or more Qualified Equity Offerings and (ii) December 31, 2009.  If we received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred Stock from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of our common stock underlying the Warrants would be reduced by 50%.  Treasury would agree not to exercise voting power with respect to any of the shares of common stock issued to it upon exercise of the Warrants; persons to whom Treasury subsequently transferred these shares would not be bound by this voting restriction.

Terms Affecting Common Stock and Any Other Preferred Stock. As long as shares of the Senior Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Stock are fully paid, we would not be permitted to declare or pay dividends on our common stock, shares of any junior preferred shares or shares of any preferred shares ranking  pari passu (equally) with the Senior Preferred Stock (other than in the case of preferred stock ranking pari passu with the Senior Preferred Stock, dividends on a pro rata basis with the Senior Preferred Stock), nor would we be permitted to repurchase or redeem any shares of common stock or preferred stock other than the Senior Preferred Stock.  Currently, we do not pay dividends on our common stock.  Unless the shares of Senior Preferred Stock have been transferred or redeemed by us in whole, until the third anniversary of Treasury’s investment in the Senior Preferred Stock, any dividends on our common stock would be prohibited without the prior approval of Treasury.  In addition, unless the shares of Senior Preferred Stock have been transferred or redeemed in whole, until the third anniversary of Treasury’s investment, Treasury’s consent would be required for any share repurchases other than repurchases of the Senior Preferred Stock and repurchases of shares of junior preferred stock or shares of common stock in connection with any benefit plan in the ordinary course of business and consistent with past practice.

Executive Compensation. To participate in the TARP Capital Purchase Program, we would be required to adhere to Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds any equity securities issued by us under the TARP Capital Purchase Program. These standards, which generally would apply to our chief executive officer, chief financial officer, plus the next three most highly compensated executive officers (collectively referred to as “senior executives”), include the following: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of our company; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and (4) agreeing not to deduct for federal income tax purposes executive compensation in excess of $500,000 for each senior executive – for this purpose, all compensation paid to the senior executive for the applicable tax year is taken into account, including certain qualified performance-based compensation normally deductible under Section 162(m) of the U.S. Internal Revenue Code.  The adoption of these standards is not expected to materially affect the existing compensation arrangements with our senior executives.

The foregoing description of the TARP Capital Purchase Program is based on the information currently available regarding the TARP Capital Purchase Program and does not purport to be complete. The final terms of our participation in the TARP Capital Purchase Program, including the specific terms of the Senior Preferred Stock and the Warrants, would be set forth in investment agreements and related documents to be issued by Treasury and executed by us. The general forms of these investment agreements and related documents are available on Treasury’s website, at www.treas.gov/initiatives/eesa/application-documents.          .

Potential Anti-Takeover Effect of Preferred Stock

The Articles Amendment Proposal could have certain anti-takeover effects.  For example, shares of the authorized preferred stock could be issued (in a transaction other than pursuant to the TARP Capital Purchase Program) in such amounts and on such terms so as to make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. The presence of outstanding preferred stock could increase the total consideration to be paid by a potential acquiror, possibly, depending on the terms of the preferred stock, to the point of being cost-prohibitive to the potential acquiror or to the point of materially reducing the consideration to be paid to the holders of our common stock.  Our board of directors also could, although it has no present intention of doing so, issue shares of preferred stock to persons who indicate that they would support the board in opposing any unsolicited takeover proposal.

Text of Proposed Amendment

The full text of the proposed amendment to our articles of incorporation is attached to this proxy statement as Appendix A. If the proposed amendment is adopted, our board of directors would be authorized to issue shares of preferred stock from time to time in one or more series, with full, limited or no voting rights, and with such other rights, preferences, privileges and restrictions as may be determined by the board. The authority of our board of directors in this regard would include, but not be limited to, the determination or fixing of the following with respect to shares of any series of preferred stock:

•	the division of the shares of preferred stock into series and the designation and authorized number of shares (up to the number of shares authorized) in each series;

•	the dividend rate and whether dividends are to be cumulative;

•	whether the shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the liquidation rights to which the holders of the shares will be entitled, and the preferences, if any;

•	whether the shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•
whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting rights of the shares, which may be full, limited or none, except as otherwise required by law;

•	the preemptive rights, if any, to which the holders of the shares will be entitled and any limitations thereon;

•
whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other rights, preferences, privileges and restrictions.

The actual effect of the issuance of any shares of preferred stock, other than pursuant to the TARP Capital Purchase Program, upon the rights of holders of our common stock cannot be known until our board of directors determines the specific terms of any shares of preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market value of the common stock or impairing the liquidation rights of the holders of the common stock.  For a discussion of the what the effects would be upon the rights of holders of the common stock of the Senior Preferred Stock issued pursuant to the TARP Capital Purchase Program, see “—Terms of the TARP Capital Purchase Program-Terms Affecting Common Stock and Any Other Preferred Stock” above.

If the Articles Amendment Proposal is approved, the proposed amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of California, which we expect we would do promptly following the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Articles Amendment Proposal.  Abstentions and broker non-votes will have the effect of votes AGAINST the Articles Amendment Proposal.

Our board of directors unanimously recommends that you vote FOR this proposal.

PROPOSAL TWO: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING, IF NECESSARY

In the event there are not sufficient votes at the time of the special meeting to approve the Articles Amendment Proposal, our board of directors may propose to adjourn the special meeting to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to the provisions of our bylaws, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are announced at the special meeting.

In order to permit proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if necessary, we have submitted this proposal (the “Adjournment Proposal”) to you as a separate matter for your consideration.  In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting and any later adjournments. If shareholders approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the Articles Amendment Proposal, including the solicitation of proxies from shareholders who have previously voted against the Articles Amendment Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the Articles Amendment Proposal have been received, we could adjourn the special meeting without a vote on the Articles Amendment Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Articles Amendment Proposal.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and voting at the special meeting is required to approve the Adjournment Proposal, if this proposal becomes necessary.  Abstentions and broker non-votes will have no effect on the Adjournment Proposal.  No proxy that is specifically marked AGAINST the Articles Amendment Proposal will be voted in favor of the Adjournment Proposal unless that proxy is specifically marked FOR approval of the Adjournment Proposal.

Our board of directors believes that if the number of shares present or represented by proxy at the special meeting and voting in favor of the Articles Amendment Proposal to approve Articles Amendment Proposal, it is in the best interests of the shareholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes to adopt the amendment.

Our board of directors unanimously recommends that you vote FOR this proposal.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS

In order to be eligible for inclusion in our proxy materials for our next annual meeting of shareholders, any shareholder proposal for that meeting must be received by our Corporate Secretary at our principal executive office, located at 905 Calle Amanecer, Suite 100, San Clemente, California 92673 by April 10, 2009.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in our proxy materials for our next annual meeting of shareholders, our bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in our proxy materials for the meeting.  In order to be eligible for presentation at the next annual meeting of shareholders, written notice of a shareholder proposal must be received by our Corporate Secretary:

•	not less than 60 days nor more than 270 days prior to the 2009 annual meeting; or

•
in the event that less than 30 days’ notice or prior disclosure of the date of the meeting is given to our shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made.

The notice must contain the following information, as specified in Article II, Section 7 of our bylaws:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder making the proposal as it appears on our record books;

•	the class and number of shares of our capital stock that are beneficially owned by the shareholder making the proposal; and

•	any material interest of such shareholder in such business.

OTHER MATTERS

To the best knowledge, information and belief of our board of directors, there are no matters that are to be acted upon at the special meeting other than as described in this proxy statement. If such matters arise, the form of proxy provides that discretionary authority is conferred on the designated persons in the enclosed form of proxy to vote with respect to such matters.

By Order of the Board of Directors,

Michael S. Hahn President and Chief Executive Officer

San Clemente, California
November 21, 2008

APPENDIX A

The text of the proposed amendment to the Company’s Articles of Incorporation described in Proposal One is as indicated below, marked to show the changes from the provisions currently in effect.  Additions are marked by underlining.

Article III would be revised to read substantially as follows:

“ARTICLE III

Capital

This corporation has the authority to issue an aggregate of 10,000,000 shares of common stock, having a par value of $0.01 per share, and an aggregate of 1,000,000 shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).  The Preferred Stock may be issued from time to time in one or more series.  The board of directors of this corporation is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.”

A-1

0840 Pacific Coast CST_00 11/5/08 9:04 PM Page 1

PACIFIC COAST NATIONAL BANCORP

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

As a stockholder of Pacific Coast National Bancorp, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on December 18, 2008.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

Vote Your Proxy by Phone:
Call 1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

OR

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

THIS PROXY IS SOLICITED BY PACIFIC COAST NATIONAL BANCORP'S BOARD OF DIRECTORS AND THE MATTERS SET FORTH HEREIN WERE PROPOSED BY PACIFIC COAST NATIONAL BANCORP.

	FOR	AGAINST	ABSTAIN
1. AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK	☐	☐	☐
2. ADJOURNMENT OF SPECIAL MEETING IF NECESSARY	☐	☐	☐

In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxy) are authorized to vote upon any other matter that is properly brought before the meeting and any continuation(s), postponement(s) or adjournment(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF BOTH PROPOSALS SET FORTH HEREIN, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Label Area 4" x 1 1/2"

PRINT AUTHORIZATION *(THIS BOXED AREA DOES NOT PRINT)*

To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.

SIGNATURE:______________ DATE:________ TIME:______

Registered Quantity ____ Broker Quantity______________

Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐

UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** __________, **2008.**

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

0840 Pacific Coast CST_00 11/5/08 9:04 PM Page 2

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

SPECIAL MEETING OF SHAREHOLDERS
December 19, 2008

This proxy is solicited on behalf of the Board of Directors of Pacific Coast National Bancorp.

The undersigned hereby appoints Terry A. Stalk and David L. Adams, and each or either of them, as proxyholders of the undersigned, with the full power to appoint their substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all of the shares of the common stock of Pacific Coast National Bancorp held of record by the undersigned, which the undersigned may be entitled to vote, at the close of business on November 14, 2008, at the Special Meeting of Shareholders of Pacific Coast National Bancorp to be held on December 19, 2008, and any continuation(s), postponement(s) or adjournment(s) thereof.

By execution, this proxy confers discretionary authority to vote on matters incident to the conduct of the meeting. If any other matter should properly come before the meeting, then the persons named as proxies will also have discretionary authority to vote this proxy with respect thereto in accordance with their judgment.

THE BOARD OF DIRECTORS OF PACIFIC COAST NATIONAL BANCORP UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR BOTH PROPOSALS SET FORTH HEREIN.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR both proposals set forth herein.

(Continued and to be dated and signed on reverse side)